Exhibit 99

News Release
Ecolab Inc.

370 Wabasha Street North
St. Paul, Minnesota 55102
www.ecolab.com

SUZANNE M. VAUTRINOT APPOINTED TO ECOLAB BOARD

ST. PAUL, Minn. — Feb. 27, 2014 — The board of directors of Ecolab Inc. has appointed Suzanne M. Vautrinot to the Ecolab board. Ms. Vautrinot, age 54, retired from the U.S. Air Force in 2013 with the rank of major general.

During her 31-year career in the Air Force, Maj. Gen. Vautrinot served in various assignments, including cyber operations, plans and policies, strategic security, space operations and staff work.  From 2011 to 2013, she was commander, 24th Air Force, and commander, Air Forces Cyber, where she was responsible for a multi-billion dollar enterprise which, among other things, provided IT services and technology management and performed cyber defense operations.  Prior to that, Maj. Gen. Vautrinot was the director of Plans and Policy, U.S. Command and the special assistant to the vice chief of staff of the U.S. Air Force.  She is also a director of Symantec Corporation.

Ecolab Chairman and Chief Executive Officer Douglas M. Baker, Jr., commented on Maj. Gen. Vautrinot’s appointment, “We are very pleased to have Suzanne join Ecolab’s board. She provides unique insights into the challenges of a large global organization.  With a background in cyber security, strategic planning and organizational design, we look forward to her counsel and input.”

Ms. Vautrinot’s appointment increases the size of Ecolab’s board from 14 to 15 members.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2013 sales of $13 billion and 45,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

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Investor Contacts:

Michael Monahan 651.293.2809

Lisa Curran 651.293.2185

February 27, 2014

(ECL-C)